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                                                                     Exhibit 8.1

                                FORM OF OPINION
              Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

                              One Financial Center
                          Boston, Massachusetts 02111

                                                                    617 542 6000
                                                                617 542 2241 fax

                                February   , 2002



Corvis Corporation
7015 Albert Einstein Drive
Columbia, Maryland 21046-9400

Dear Ladies and Gentlemen:

     We have acted as counsel to Corvis Corporation, a Delaware corporation (the "Company"), in connection with the Agreement and Plan of Merger dated as of January 29, 2002 (the "Merger Agreement"), by and among the Company, Corvis Acquisition Company, Inc., a Delaware corporation and wholly-owned subsidiary of the Company ("Sub"), and Dorsal Networks, Inc., a Delaware corporation ("Target"). Pursuant to the Merger Agreement, Sub will merge with and into Target (the "Merger"). The Merger is described in the Registration Statement on Form S-4 (the "Registration Statement") of which this exhibit is a part. This opinion is being rendered pursuant to the requirements of item 21(a) of Form S-4 under the Securities Act of 1933, as amended. Capitalized terms not defined herein have the meanings set forth in the Merger Agreement and the documents related thereto.

     In preparing this opinion, we have examined and relied upon (i) the Merger Agreement, (ii) the proxy statement-Prospectus included in the Registration Statement (the "Proxy Statement"), (iii) the tax representation letters delivered to us by the Company, Sub and Target in connection with this opinion (the "Representation Letters"), and (iv) such other documents as we have deemed necessary or appropriate in order to enable us to render this opinion. In our examination of documents, we have assumed the authenticity of original documents, the accuracy of copies, the genuineness of signatures, and the legal capacity of signatories.

     In rendering this opinion, we have assumed without investigation or verification that the facts relating to the Merger as described in the Proxy Statement are true, correct and complete in all material respects; that all representations and warranties contained in the Proxy Statement, the Merger Agreement and the Representation Letters are, at the time they are made, and will remain at all times through the Effective Time, true, correct and complete and may be relied upon by us at the time they are made and at all times through the Effective Time; and that, as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is no such plan, intention, understanding or agreement. We have further assumed that all parties to the Merger Agreement and to any other documents examined by us have acted, and will act, in accordance with the terms of such Merger Agreement and documents; and that the Merger will be consummated at the Effective Time pursuant to the terms, conditions and covenants set forth in

                   Boston New York Reston Washington New Haven

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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Corvis Corporation
February 12, 2002
Page 2

the Merger Agreement (including, without limitation, the effecting of the Merger in accordance with the Delaware General Corporation Law without the waiver or modification of any such terms, conditions and covenants; and that the Company, Sub and Target will comply with all reporting obligations required under the Internal Revenue Code of 1986, as amended (the "Code"), and Treasury Regulations with respect to the Merger. Any inaccuracy in, or breach of, any of the aforementioned statements, representations or assumptions could adversely affect our opinion.

     Our opinion is based on existing provisions of the Code, Treasury Regulations, judicial decisions and rulings and other pronouncements of the Internal Revenue Service (the "IRS") as in effect on the date of this opinion, all of which are subject to change (possibly with retroactive effect) or reinterpretation. No assurances can be given that a change in the law on which our opinion is based or the interpretation thereof will not occur or that such change will not affect the opinion expressed herein. We undertake no responsibility to advise you of any such developments in the law after the Effective Time.

     No ruling has been or will be sought from the IRS by the Company, Sub or Target as to the United States federal income tax consequences on any aspect of the Merger, and our opinion is not binding upon either the IRS or any court. Thus, no assurances can be given that a position taken in reliance on our opinion will not be challenged by the IRS or rejected by a court.

     Based upon and subject to the foregoing, the discussion in the Proxy Statement under the heading "Material United States Federal Income Tax Consequences of the Merger" subject to the limitations and qualifications described therein, fairly and accurately constitutes our opinion as to the material United States federal income tax consequences of the Merger.

     Our opinion addresses only the specific United States federal income tax consequences of the Merger set forth herein, and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use or other tax consequences that may result from the Merger.

     This opinion is being provided to you solely for use in connection with the Registration Statement, and this opinion letter may not be used, circulated, quoted, or otherwise referred to for any other purpose. We hereby consent to the use of our name under the caption "Material United States Federal Income Tax Consequences of the Merger" in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

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Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

Corvis Corporation
February 12, 2002
Page 3



                                               Very truly yours,




                                                 /s/  Mintz, Levin, Cohn, Ferris
                                                      Glovsky and Popeo, P.C.

                                                      MINTZ, LEVIN, COHN, FERRIS
                                                      GLOVSKY and POPEO, P.C.